Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

PETROQUEST ENERGY, INC.,

TDC ACQUISITION SUB LLC,

TDC ENERGY LLC

AND

ITS MEMBERS

APRIL 12, 2005

		Page
Section 10.4	Successors and Assigns	58
Section 10.5	No Third-Party Beneficiaries	58
Section 10.6	Governing Law	58
Section 10.7	Jurisdiction	58
Section 10.8	Counterparts	58
Section 10.9	Table of Contents; Headings	59
Section 10.10	Entire Agreement	59
Section 10.11	Severability	59
Section 10.12	Arbitration	59

EXHIBITS

Exhibit A – Escrow Agreement
Exhibit B – First Amendment to Master Agreement
Exhibit C – NPI Conveyance
Exhibit D – ORRI Assignment
Exhibit E – Form of Liskow & Lewis Legal Opinion
Exhibit F – Form of Porter & Hedges, L.L.P. Opinion
Exhibit G – Description of Leases, WI and NRI

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of April 12, 2005, among PetroQuest Energy, Inc., a Delaware corporation (“PetroQuest”), TDC Acquisition Sub LLC, a Louisiana limited liability company and a wholly-owned subsidiary of PetroQuest (“Merger Sub”), TDC Energy LLC, a Louisiana limited liability company (“TDC”), and all of the members of TDC, listed on the signature pages hereof (each, a “Member” and collectively, the “Members”).

RECITALS

     WHEREAS, the Members own 100% of the issued and outstanding membership interests of TDC (the “TDC Membership Interests”);

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Louisiana Limited Liability Company Law (the “LLLCL”), PetroQuest and TDC will enter into a business combination transaction pursuant to which TDC will merge with and into Merger Sub (the “Merger”);

     WHEREAS, the managers of TDC and the Members have (i) determined that the Merger is in the best interests of TDC and the Members, and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

     WHEREAS, the board of directors of PetroQuest and the managers of Merger Sub have (i) determined that the Merger is in the best interests of PetroQuest and its stockholders and (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

     WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Definitions. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

     “Accountants” has the meaning set forth in Section 3.2(b).

     “Accounts Receivable” means all accounts and notes receivable relating to the Business.

     “AFE” means an authorization for expenditure representing an estimate of work to be performed.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family, and any Person who is controlled by any such member or trust. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Agreement” means this Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof.

     “Ancillary Agreements” means the Escrow Agreement, the First Amendment to Master Agreement, the ORRI Assignment, the NPI Conveyance and all other instruments, certificates and other agreements entered into by the Members in connection with the consummation of the transactions contemplated by this Agreement.

     “Bankruptcy Court Approval” means the entry by the United States Bankruptcy Court for the Southern District of New York of an order approving the Settlement Agreement and Mutual Release.

     “Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday, sick leave or vacation plan or practice.

     “Business” means the business of the Company as now or previously conducted, including, but not limited to, the business of acquiring, developing and exploring for oil and natural gas.

     “Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City, New York or New Orleans, Louisiana are authorized or required to close.

     “Capitalized Lease Obligations” means the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

     “Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended.

     “Certificate of Merger” has the meaning set forth in Section 2.2.

     “Closing” has the meaning set forth in Section 2.2.

     “Closing Date” has the meaning set forth in Section 2.2.

     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Company” means TDC and each of its consolidated Subsidiaries.

     “Commission” means the U.S. Securities and Exchange Commission.

     “Constituent of Concern” means any substance defined or regulated as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or other substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

     “Contracts” has the meaning set forth in Section 4.11.

     “Covered Expenses” means reasonable third party, out-of-pocket expenses (including reasonable fees and expenses of counsel, investment bankers, and financial advisors) actually incurred by PetroQuest or on its behalf in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, including all costs and expenses of any registration and qualification pursuant to Section 6.4.

     “Damages” has the meaning set forth in Section 9.2(a).

     “Denied Expenditures” has the meaning set forth in Section 3.3(c).

     “Direct Claim” has the meaning set forth in Section 9.3(c).

     “Effective Time” has the meaning set forth in Section 2.2.

     “Enron Litigation” means the litigation with Enron North America Corp. (“Enron”) relating to, among other things: (i) four natural gas price hedge agreements in the form of “costless collar” arrangements, for which Enron has filed a claim against TDC in the United States Bankruptcy Court for the Eastern District of Louisiana, and (ii) sales of natural gas by TDC to Enron, for which TDC filed a claim in the United States Bankruptcy Court for the Southern District of New York, which litigation is the subject of the Settlement Agreement and Mutual Release.

     “Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release or threatened Release of Constituents of Concern or to any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.

     “Environmental Condition” means a Release or threatened Release of any Constituent of Concern (1) which is required, or if known would be required, to be remediated pursuant to Environmental Law, or (2) which exceeds quality standards applicable to the affected air, surface water, groundwater or soil, and which has resulted or could reasonably be expected to result in a loss, liability, cost or expense to any Person.

     “Environmental Law” means any Law, Environmental Permit, administrative directive or interpretation, judicial or administrative order, consent decree or judgment, and common law relating to protection of the environment (including CERCLA) or human health and safety.

     “Environmental Permits” means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

     “ERISA Affiliate” means any Person that, together with the Company, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

     “Escrow Agent” means JPMorgan Chase Bank, N.A.

     “Escrow Agreement” means the Escrow Agreement among PetroQuest, the Members and the Escrow Agent in the form of Exhibit A hereto.

     “Escrow Cash” has the meaning set forth in Section 3.1(b).

     “Escrow Stock” has the meaning set forth in Section 3.1(b).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Final Reference Balance Sheet” has the meaning set forth in Section 3.2(a).

     “Final Reference Working Capital Balance” has the meaning set forth in Section 3.2(a).

     “First Amendment to Master Agreement” means the First Amendment to Master Agreement between Merger Sub and MBL in the form of Exhibit B hereto.

     “First Amendment to Operating Agreement” means that First Amendment to Amended and Restated Operating Agreement of TDC Energy LLC dated effective as of May 2, 2003, entered into by the Members.

     “GAAP” means U.S. generally accepted accounting principles, consistently applied.

     “Good and Marketable Title” means (a) as to each of the Leases and Wells, record title that: (i) entitles the Company to receive from each Lease or Well not less than the interests shown in Exhibit G, as the “Net Revenue Interest” of all oil and gas produced, saved and marketed from each Lease and Well, or, of all oil and gas produced, saved and marketed from any unit of which each Lease or Well is a part and allocated to such Lease or Well; and (ii) obligates the Company to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations pertaining to, the Leases and Wells not greater than the “Working Interest” show in Exhibit G; (b) as to Leases, Wells and any other assets, record title that, at Closing, is free and clear of all Liens arising by, through or under the Company (including, but not limited to claims, demands, damages, liabilities, judgments and causes of action) and operational restrictions, except for Permitted Encumbrances.

     “Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

     “Hunt Sale” means the sale by TDC, pursuant to a letter agreement dated January 17, 2005, and accepted January 19, 2005, between TDC and Hunt Chieftain Development, L.P., of all of TDC’s operating rights, interest in and to the oil and gas lease described in such letter agreement.

     “Hydrocarbons” means collectively, oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products and byproducts refined, separated, settled and dehydrated therefrom and all products and byproducts refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur, geothermal steam, water, carbon dioxide, and all other minerals.

     “Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

     “Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

     “Indemnified Party” has the meaning set forth in Section 9.3(a).

     “Indemnifying Party” has the meaning set forth in Section 9.3(a).

     “Intellectual Property Right” means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right, in each case which is used or held for use or otherwise necessary in connection with the conduct of the Business.

     “knowledge” “know”, “known”, “aware” or words of similar import mean, with respect to the Company or the Members, actual or deemed knowledge of any Member. With respect to PetroQuest, “knowledge” means actual or deemed knowledge of Charles T. Goodson, Michael O. Aldridge, Art M. Mixon, Daniel G. Fournerat, Dalton F. Smith III, Stephen H. Green and James S. Blair. An individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of those persons employed by the Company or PetroQuest (as the case may be) and their respective subsidiaries, if any, charged with administrative, financial, accounting or operational responsibility for such matter for such party.

     “Inactive Subsidiaries” means Sea Harvester Energy Development Company, L.L.C., a Louisiana limited liability company, Salvador Energy Company, L.L.C., a Louisiana limited liability company, and TDC Energy Systems, L.L.C., a Louisiana limited liability company.

     “IRS” means the Internal Revenue Service.

     “LLLCL” has the meaning set forth in the recitals of this Agreement.

     “Law” means any federal, foreign, state or local statute, law, including common law, rule, regulation, ordinance, code, permit or license.

     “Lease” or “Leases” means, whether one or more, oil, gas and/or mineral leases or other interests pertaining to the Company’s Oil and Gas Properties, and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “MAC” means Macquarie Americas Corp., a Delaware corporation.

     “MBL” means Macquarie Bank Limited, a bank incorporated under the laws of Australia.

     “MMS” means the Minerals Management Service, a bureau of the U.S. Department of the Interior.

     “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company or the Business.

     “Member” and “Members” have the meanings set forth in the introductory paragraph to this Agreement.

     “Merger” has the meaning set forth in the recitals of this Agreement.

     “Merger Consideration” has the meaning set forth in Section 3.1(b).

     “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

     “Net Revenue Interest” has the meaning set forth in the definition of Good and Marketable Title.

     “Net Working Capital” means the difference between (i) the sum of the Company’s currents assets, and (ii) the sum of the Company’s current liabilities, calculated as set forth on Schedule 3.2(a).

     “NPI Conveyance” means the Net Profits Interest Conveyance among PetroQuest and the Members and their spouses in the form of Exhibit C hereto.

     “Offer Letter(s)” has the meaning set forth in Section 6.5(a).

     “Oil and Gas Hedging Contract” means with respect to any Person, any agreement or arrangement, or any combination thereof, relating to oil and gas or other Hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the oil and gas business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

     “Oil and Gas Properties” means all Hydrocarbon Interests; personal property and/or real property now or hereafter pooled or unitized with Hydrocarbon Interests; presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the

Hydrocarbon Interests; pipelines, gathering lines, compression facilities, tanks and processing plants; oil wells, gas wells, water wells, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, treating and compression), and water systems (for treating, disposal and injection); interests held in royalty trusts whether presently existing or hereafter created; Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; tenements, hereditaments, appurtenances and personal property and/or real property in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or personal property and/or Property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; oil, gas and mineral leasehold, fee and term interests, overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests, leases, subleases, farm-outs and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.

     “Order” means any judgment, injunction, judicial or administrative order or decree.

     “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

     “ORRI Assignment” means the Assignment of Overriding Royalty Interest between PetroQuest Energy, L.L.C. and MAC in the form of Exhibit D hereto.

     “Permit” has the meaning set forth in Section 4.14(b).

     “Permitted Encumbrances” means those encumbrances and obligations that would be acceptable to a reasonable, prudent owner and operator of the Leases, Wells and any other assets and specifically shall include the following: (i) royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, and similar burdens encumbering the Leases to the extent the net cumulative effect of such burdens do not, as of Closing, operate to reduce the Net Revenue Interests of the Leases to less than the Net Revenue Interests set forth in Exhibit G; (ii) preferential purchase rights and consents to assignment and similar contractual provisions encumbering such assets; (iii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of such assets; (iv) rights reserved to or vested in any governmental entity having appropriate jurisdiction to control or regulate such assets in any manner whatsoever, and all Laws of any such governmental entity; (v) easements, rights-of-way, servitudes, surface leases, subsurface leases, pipelines, and structures on, over and through such assets; (vi) the terms and conditions of all Leases, contracts, agreements, and instruments associated with or attributable to such assets; (vii) taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by the Company in good faith in the normal course of business; and (viii) Liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by the Company in good faith in the normal course of business.

     “Permitted Expenditures” means (i) payments or commitments to make payments to the Company’s employees as set forth on Schedule 1.1(a) (the “TDC Employee Transition Benefits Plan”), (ii) payments or commitments to make payments to the Company’s employees as set forth on Schedule 1.1(b) in connection with the termination of the Stock Option Plans, (iii) reasonable fees and out-of-pockets expenses of the Company’s legal counsel and accountants incurred in connection with the negotiation and consummation of this Agreement, and (iv) other reasonable general and administrative out-of-pocket expenses incurred in connection with the negotiation and consummation of this Agreement; provided, however, that the total amount of Permitted Expenditures provided for in clauses (i) through (iv) shall not exceed $650,000 in the aggregate.

     “Permitted Lien” means (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens or landlord’s Liens, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue, or (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the Business and in the Ordinary Course of Business by the Company.

     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

     “PetroQuest” has the meaning set forth in the introductory paragraph of this Agreement.

     “PetroQuest Commission Reports” has the meaning set forth in Section 5.5(a).

     “PetroQuest Common Stock” means the Common Stock, par value $.001 per share, of PetroQuest.

     “PetroQuest Financial Statements” has the meaning set forth in Section 5.5(a).

     “PetroQuest Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of PetroQuest.

     “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

     “Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.

     “Property” means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by the Company.

     “Pro Rata Share” means for each Member the percentage set forth on Schedule 3.1(b).

     “Rate Management Agreement” means with respect to any Person, any interest rate or currency swaps, caps or collar agreements, foreign exchange agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

     “Real Property” has the meaning set forth in Section 4.15(b).

     “Reference Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2004, attached hereto as Schedule 4.7.

     “Reference Balance Sheet Date” means December 31, 2004.

     “Reference Financial Statements” means the audited consolidated balance sheets of the Company as December 31, 2002 and 2003, together with the related audited consolidated statements of income, changes in shareholders’ deficiency and cash flows for the periods then ended, together with all the related notes and schedules thereto, and the Reference Balance Sheet, together with the unaudited related consolidated statements of income, changes in shareholders’ deficiency and cash flows for the period then ended, all of which are attached hereto as Schedule 4.7.

     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

     “Release Agreement” means the Release and Termination Agreement between TDC, the Members, Merger Sub and MBL relating to the TDC Macquarie Debt.

     “Restricted Deposits” has the meaning set forth in Section 4.24.

     “Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Settlement Agreement and Mutual Release” mean the Settlement Agreement and Mutual Release, effective as of March 17, 2005, by and among Enron North America Corp., NiSource, Inc. and TDC, relating to the full and final settlement and release of the Enron Litigation.

     “Shareholders’ Agreement” means that TDC Energy Corporation Amended & Restated Shareholders’ Agreement dated December 1, 2000, among TDC Energy Corporation, the Members, Agnes D. Richards, Joy H. Gibbs and Elizabeth R. Schott, as amended by that First Amendment to TDC Energy Corporation Amended & Restated Shareholders’ Agreement dated December 31, 2001, among TDC, the Members, Agnes D. Richards, Joy H. Gibbs and Elizabeth R. Schott.

     “Shelf Registration Statement” has the meaning set forth in Section 6.4 of this Agreement.

     “Statement” has the meaning set forth in Section 3.2(a).

     “Stock Option Plans” means the TDC Incentive Stock Option Plan and the TDC Stock Award Plan, including all award agreements thereunder.

     “Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

     “Surviving Corporation” has the meanings set forth in Section 2.1.

     “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     “Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on the Company.

     “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

     “TDC” has the meaning set forth in the introductory paragraph of this Agreement.

     “TDC 401(k) Plan” means the TDC Energy LLC 401(k) Plan, as amended January 1, 2002.

     “TDC Canada” means TDC Energy Inc., an Alberta corporation.

     “TDC Employee Transition Benefits Plan” has the meaning set forth in the definition of Permitted Expenditures.

     “TDC Incentive Stock Option Plan” means the TDC Energy Corporation Incentive Stock Option Plan effective August 1, 2001.

     “TDC Macquarie Debt” means all of the outstanding indebtedness of the Company to MBL.

     “TDC Membership Interests” has the meaning set forth in the recitals of this Agreement.

     “TDC Stock Award Plan” means the TDC Energy Corporation Stock Award Plan effective August 1, 2001.

     “Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

     “Threshold” has the meanings set forth in Section 9.2(a).

     “Well” means any existing oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Oil and Gas Properties or any well which may hereafter be drilled and/or completed on the Oil and Gas Properties, or any facility or equipment in addition to or replacement of any well.

     “Working Interest” has the meaning set forth in the definition of Good and Marketable Title.

     Section 1.2 Certain Interpretive Matters.

     (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to its corresponding Section or subsection of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

     (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II
THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLLCL, at the Effective Time, TDC shall merge with and into Merger Sub. As a result of the Merger, the separate corporate existence of TDC shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

     Section 2.2 Effective Time; Closing. The parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Louisiana in such form as is required by, and executed in accordance with, the relevant provisions of the LLLCL and (ii) making all other filings and recordings required under the LLLCL. The term “Effective Time” means the date and time that the Merger is effective according to Louisiana Revised Statute 12:1360(C). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Porter & Hedges, L.L.P., 1000 Main, 36th Floor, Houston, Texas 77002 (or such other place as the parties may agree) on April 12, 2005 (the “Closing Date”).

     Section 2.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the LLLCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers and franchises of each of Merger Sub and TDC shall vest in the Surviving Corporation, and all the restrictions, disabilities and duties of each of Merger Sub and TDC shall become the restrictions, disabilities and duties of the Surviving Corporation.

     Section 2.4 Articles of Organization; Operating Agreement.

     (a) At the Effective Time, the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be and constitute the Articles of Organization of the Surviving Corporation, except that Article 1 of the Articles of Organization of the Surviving Corporation, instead of reading the same as Article 1 of the

Articles of Organization of Merger Sub, shall read as follows: “The name of this limited liability company is TDC Energy LLC.”

     (b) At the Effective Time, the Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be and constitute the Operating Agreement of the Surviving Corporation, except that all references to Merger Sub in the Operating Agreement of the Surviving Corporation shall be changed to refer to “TDC Energy LLC.”

     Section 2.5 Managers and Officers – Surviving Corporation. The managers of Merger Sub immediately prior to the Effective Time shall be the initial managers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Operating Agreement of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE III
CONVERSION OF SECURITIES AND POST-CLOSING ADJUSTMENTS

     Section 3.1 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of PetroQuest, Merger Sub or TDC or any of their respective stockholders or members:

     (a) Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding.

     (b) TDC Membership Interests. The TDC Membership Interests issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive $273,720 in cash and 146,226 shares of PetroQuest Common Stock, payable and issuable to the Members in the amounts set forth on Schedule 3.1(b) hereto (the “Merger Consideration”), subject to adjustment as set forth in Section 3.2. At the Closing, PetroQuest shall pay, in the amounts set forth on Schedule 3.1(b) hereto, (i) 70% of the cash portion of the Merger Consideration by wire transfer of immediately available funds to each Member, in accordance with its respective Pro Rata Share, to one account designated in writing by such Member prior to the Closing Date and (ii) the remaining 30% of the cash portion of the Merger Consideration (the “Escrow Cash”) to the Escrow Agent to be held and distributed pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement. Within 3 Business Days after the Closing, PetroQuest shall deliver, in the amounts set forth on Schedule 3.1(b) hereto, PetroQuest Common Stock certificates (i) to the Members representing 70% of the PetroQuest Common Stock portion of the Merger Consideration and (ii) to the Escrow Agent representing the remaining 30% of the PetroQuest Common Stock portion of the Merger Consideration (the “Escrow Stock”) to be held and distributed pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement. In addition, at the

Closing, the TDC Macquarie Debt shall be assigned to JP Morgan Chase Bank, N.A. As of the Effective Time, the TDC Membership Interests shall automatically be canceled and retired and shall cease to be outstanding and exist. For the purposes of calculating the number of shares of PetroQuest Common Stock to be issued as Merger Consideration or to be released from the Escrow Agreement, each share of PetroQuest Common Stock will be valued at $6.3346.

     (c) No Further Ownership Rights in TDC Membership Interests. All cash paid and all shares of PetroQuest Common Stock issued upon the surrender for exchange of certificates representing the TDC Membership Interests in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the TDC Membership Interests represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the membership interest transfer books of TDC of the TDC Membership Interests that were outstanding immediately prior to the Effective Time.

     (d) Stock Option Plans. Prior to Closing, TDC shall have taken or caused to be taken all actions necessary, including but not limited to, the adoption of manager resolutions and execution of plan termination documents, in forms approved by PetroQuest, to terminate the Stock Option Plans, accrue for the payments described in Schedule 1.1(b) and cancel all awards thereunder. Prior to Closing, TDC shall have also obtained the consent of individuals with outstanding awards under the Stock Option Plans to cancel the awards and release TDC, the Stock Option Plans, TDC managers, officers and employees and the successors to the foregoing from any liability related to the awards, in a form approved by PetroQuest.

     Section 3.2 Post-Closing Merger Consideration Adjustment.

     (a) Within 60 days after the Closing Date, PetroQuest will prepare and deliver or cause to be prepared and delivered to the Members a balance sheet of the Company as of the close of business on December 31, 2004 audited by Ernst & Young LLP (the “Final Reference Balance Sheet”) and an unaudited proposed statement of Net Working Capital as of December 31, 2004 prepared therefrom (the “Statement”), in each case, without giving effect to the transactions described in this Agreement to be consummated at the Closing. The Final Reference Balance Sheet and the Statement (i) will reflect the financial position of the Company and the components and calculation of the Net Working Capital as of December 31, 2004, and (ii) will be prepared and determined as of December 31, 2004 and on a basis consistent with this Agreement and GAAP. The Net Working Capital as of December 31, 2004 determined in accordance with this Section 3.2 is referred to herein as the “Final Reference Working Capital Balance.”

     (b) If, within 30 days after the date of PetroQuest’s delivery of the Final Reference Balance Sheet and the Statement, the Members determine in good faith that the Final Reference Balance Sheet and the Statement have not been prepared or determined in accordance with this Agreement and GAAP, the Members will give written notice to PetroQuest within such 30 day period (i) setting forth the Members’ proposed changes to the Statement as prepared by PetroQuest and the determination by the Members of the

Final Reference Working Capital Balance and (ii) specifying in reasonable detail the Members’ basis for disagreement with PetroQuest’s preparation and determination of the Statement and the Final Reference Working Capital Balance. The failure by the Members to so express disagreement and provide such notice within such 30-day period will constitute the acceptance of PetroQuest’s preparation of the Statement and the computation of the Final Reference Working Capital Balance. If PetroQuest and the Members are unable to resolve any disagreement between them with respect to the preparation of the Statement and the determination of the Final Reference Working Capital Balance within 15 days after the giving of notice by the Members to PetroQuest of such disagreement, the items in dispute may be referred by PetroQuest or the Members for determination to the New Orleans, Louisiana office of KPMG LLP (or, if they are unable or unwilling to serve, another nationally recognized “Big 4” accounting firm not affiliated with TDC, the Members or PetroQuest,) (the “Accountants”). PetroQuest and the Members will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The parties will instruct the Accountants to make a determination as to each of the items in dispute or affected by items in dispute (but only those items in dispute or affected by items in dispute) (A) in writing, (B) as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 30 days thereafter), and (C) in accordance with this Agreement. The Accountants’ determination will be conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be paid by the party against whom the majority of the matters (based on dollar amounts) are determined. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer made by any party.

     (c) During the period that the Members’ advisors and personnel are conducting their review of PetroQuest’s preparation of the Statement and determination of the Final Reference Working Capital Balance, the Members and their representatives will have reasonable access during normal business hours to the books and records of TDC and the work papers prepared by or on behalf of PetroQuest and its representatives in connection with PetroQuest’s preparation of the Statement and determination of the Final Reference Working Capital Balance; provided, however, that the Members will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of PetroQuest.

     Section 3.3 Adjustments to Merger Consideration.

     (a) Upon the preparation of the Statement and the final determination of the Final Reference Working Capital Balance in accordance with Section 3.2, the parties shall make the following adjustments; provided, however, that no adjustment will be made pursuant to this Section 3.3(a) unless the amount of the positive value (in the case of Section 3.3(a)(i)) or the negative value (in the case of Section 3.3(a)(ii)) is in excess of $50,000, and then from the first dollar in excess of the $50,000 threshold to the full extent of the amount of the positive or negative value:

     (i) If the sum of (i) the Final Reference Working Capital Balance minus $550,000, (ii) the Restricted Deposits as of December 31, 2004 minus $5,000,000 and (iii) $16,500,000 minus the principal amount of the TDC Macquarie Debt, classified as Note Payable on the Reference Balance Sheet, as of December 31, 2004 results in a positive value, then the Merger Consideration will be increased by, and PetroQuest will pay to the Members in cash, in accordance with their respective Pro Rata Share, the amount of such positive value. In addition, the Escrow Cash and the Escrow Stock will be released to the Members pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement.

     (ii) If the sum of (i) the Final Reference Working Capital Balance minus $550,000, (ii) the Restricted Deposits as of December 31, 2004 minus $5,000,000 and (iii) $16,500,000 minus the principal amount of the TDC Macquarie Debt, classified as Note Payable on the Reference Balance Sheet, as of December 31, 2004 results in a negative value, then the Merger Consideration will be decreased by, and the Members will pay to PetroQuest, in accordance with their respective Pro Rata Share, the amount of such negative value pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement. In the event that the Escrow Cash and the Escrow Stock are insufficient to cover such negative value, PetroQuest shall have the right to recover directly from the Members, in accordance with their respective Pro Rata Share, the total amount of such negative value in PetroQuest Common Stock valued at $6.3346 per share or cash at the Member’s option.

     (b) If the full and final settlement of the Enron Litigation, including reasonable attorneys fees and out-of-pockets expenses with respect to such litigation, exceeds $500,000, then the Merger Consideration will be decreased by, and the Members will pay to PetroQuest, in accordance with their respective Pro Rata Share, the amount of such excess pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement. In the event that the Escrow Cash and the Escrow Stock are insufficient to cover such excess, PetroQuest shall have the right to recover directly from the Members, in accordance with their respective Pro Rata Share, the total amount of such excess in PetroQuest Common Stock valued at $6.3346 per share or cash at the Member’s option.

     (c) During the period from December 31, 2004 to the Closing Date, the Company has, and the Members have caused the Company to, conduct its operations only in the Ordinary Course of Business and in accordance with industry practices standard in the Gulf Coast Offshore oil and gas industry and use its best efforts to: (i) preserve intact its business organizations, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with the Company or the Business. Without limiting the generality or effect of the foregoing, during the period from December 31, 2004 to the Closing Date, other than Permitted Expenditures, the Company has not, and the Members have caused the Company not to:

     (i) Amend or otherwise change its Articles of Organization or Operating Agreement, except as contemplated by this Agreement;

     (ii) Issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of the TDC Membership Interests;

     (iii) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the TDC Membership Interests;

     (iv) Split, combine, subdivide, redeem or reclassify any of the TDC Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the TDC Membership Interests, or purchase or otherwise acquire, directly or indirectly, any shares of the TDC Membership Interests;

     (v) Acquire (including, without limitation, by merger, consolidation, acquisition of stock or assets or otherwise) any ownership interest or any assets in any corporation, partnership, other business organization or any division thereof;

     (vi) Change any salaries or other compensation of, or pay any bonuses to, any current or former director, officer, employee or member of the Company, or enter into any employment, severance or similar agreement with any current or former director, officer, stockholder or member of the Company;

     (vii) Adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Benefit Plan for or with any of its employees;

     (viii) Enter into any contract or commitment in excess of $10,000 (except as disclosed on Schedule 3.3(c));

     (ix) Modify or amend in any material respect or terminate any Contract listed or required to be listed in Schedule 4.11(a);

     (x) Enter into any transaction or commitment relating to the assets of the Company or the Business of or cancel or waive any claim or right which, individually or in the aggregate, could be material to the Company (except for the Hunt Sale, the Settlement Agreement and Mutual Release, and as disclosed on Schedule 3.3(c));

     (xi) Except in the Ordinary Course of Business, pay, discharge or satisfy any claim, liability, obligation or accounts payable (absolute, asserted, unasserted, contingent or otherwise) in excess of $5,000, other than items accrued on the Reference Balance Sheet which are paid in accordance with their stated terms (except for the Settlement Agreement and Mutual Release, and as disclosed on Schedule 3.3(c));

     (xii) Make any change in accounting methods or practices (including changes in reserve or accrual policies);

     (xiii) Make any change in the lock-box arrangement in place at December 31, 2004 with respect to the TDC Macquarie Debt;

     (xiv) Make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

     (xv) Sell, lease or otherwise dispose of any material asset or property (except for the Hunt Sale);

     (xvi) Revalue any of its assets, including writing down the value of inventory or writing off Accounts Receivable;

     (xvii) Write off as uncollectible, or establish any extraordinary reserve with respect to, any Account Receivable or indebtedness in excess of $5,000 with respect to a single matter;

     (xviii) Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to December 31, 2004, subject only to ordinary wear and tear;

     (xix) Permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated;

     (xx) Create or assume any Lien, other than a Permitted Lien;

     (xxi) Incur any Indebtedness (other than interest with respect to the TDC Macquarie Debt), including any additional Indebtedness under the TDC Macquarie Debt not fully accrued prior to December 31, 2004;

     (xxii) Terminate or close any facility, business or operation of the Company;

     (xxiii) Cause or permit to occur any event, occurrence or omission which, individually or together with other matters, could reasonably be expected to have a Material Adverse Effect;

     (xxiv) Settle, release or forgive any claim or litigation or waive any right thereto (except for the settlement of the Enron Litigation and as disclosed on Schedule 3.3(c));

     (xxv) Make or commit to make Permitted Expenditures in excess of $650,000; or

     (xxvi) Agree to do any of the foregoing.

During the 60-day period that PetroQuest is preparing the Final Reference Balance Sheet and the Statement, PetroQuest will review the properties, books and records of the Company, and its financial and legal condition. If the Company has made or committed to make Permitted Expenditures in excess of $650,000 or made or committed to make expenditures not in compliance with Section 3.3(c) (the “Denied Expenditures”), then the Merger Consideration will be decreased by, and the Members will pay to PetroQuest, in accordance with their respective Pro Rata Share, the amount of the Denied Expenditures pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement. In the event that the Escrow Cash and the Escrow Stock are insufficient to cover such negative value, PetroQuest shall have the right to recover directly from the Members, in accordance with their respective Pro Rata Share, the total amount of the Denied Expenditures in PetroQuest Common Stock valued at $6.3346 per share or cash at the Member’s option.

     (d) If no adjustments are made to the Merger Consideration pursuant to Section 3.3(a)(ii), Section 3.3(b) or Section 3.3(c), or if the aggregate amount of the adjustments made to the Merger Consideration pursuant to such sections is less than the total amount of the Escrow Cash and Escrow Stock deposited with the Escrow Agent, the remaining Escrow Cash and Escrow Stock will be released to the Members pursuant to a joint written instruction executed by the Members and PetroQuest in accordance with the terms of the Escrow Agreement.

     (e) Any payment in respect of an adjustment required to be made under Section 3.3 (other than adjustments to be made in Escrow Cash or Escrow Stock, which will be made pursuant to the terms of the Escrow Agreement) will be made by PetroQuest or the Members, as applicable, in cash by wire transfer of immediately available funds to account(s) specified by PetroQuest or the Members, as applicable, in writing, or by the delivery of PetroQuest Common Stock certificates by the Members to PetroQuest, within five Business Days following the final determination of the adjustment required to be made.

     (f) Notwithstanding anything herein to the contrary, as to any Member, the amount entitled to be recovered by PetroQuest from such Member pursuant to this Agreement (other than pursuant to Section 6.4) will not exceed the lesser of (X) such Member’s Pro Rata Share of such sum, or (Y) such Member’s Pro Rata Share of the Merger Consideration actually received by such Member.

     Section 3.4 Tax Consequences. As TDC is taxed as a corporation for Federal income tax purposes, it is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Income Tax Regulations. Each party shall report the Merger as a reorganization within the meaning of

Section 368(a)(1)(A) of the Code and Section 1.368-3(a) of the United States Income Tax Regulations, and no party shall take any action inconsistent with such treatment. In addition, each party agrees that the value of the NPI Conveyance is $30,000, and agrees to report such value for Federal income tax purposes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE MEMBERS AND TDC

     The Members and TDC severally, and not jointly, represent and warrant to PetroQuest and Merger Sub as of the Closing Date as follows:

     Section 4.1 Corporate Existence and Power. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company has all power required to carry on the Business as now conducted. Each Company is duly qualified to conduct business and in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Affect. Each Company has previously delivered to PetroQuest true and complete copies of the Articles of Organization and Operating Agreement of each Company, in each case as amended to date.

     Section 4.2 Authorization; Enforceability. The execution, delivery and performance by TDC and the Members of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within each party’s requisite powers and have been duly authorized by all necessary actions, and no other action on the part of any such party is necessary to authorize this Agreement or any of the Ancillary Agreements to which any such party will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which TDC or any Member will be a party at the Closing will have been, duly executed and delivered by such party, as applicable. Assuming the due execution and delivery by PetroQuest and Merger Sub of this Agreement and each of the Ancillary Agreements to which TDC or any Member will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which TDC or any Member will be a party at the Closing will constitute at the Closing, valid and binding agreements of such party, as applicable, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     Section 4.3 Governmental Authorization. Except as disclosed in Schedule 4.3, the execution, delivery and performance by TDC and the Members of this Agreement and each Ancillary Agreement to which the TDC or the Members will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

     Section 4.4 Non-Contravention; Consents. Except as disclosed in Schedule 4.4, the execution, delivery and performance by TDC and the Members of this Agreement and each Ancillary Agreement to which the TDC or the Members will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the Articles of Organization or Operating Agreement of each Company, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of the Company or any licenses to which the Company is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any Contract, agreement or other instrument binding upon the Company or any license, franchise, Permit or other similar authorization held by the Company, except where such violation, breach, conflict, default or other occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company.

     Section 4.5 Capitalization.

     (a) Except as set forth on Schedule 4.5, TDC has no membership or other equity interests issued and outstanding. The TDC Membership Interests are owned of record by the Members in the amounts as set forth on Schedule 4.5. All of the TDC Membership Interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. Except as set forth on Schedule 4.5, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreement, arrangements or commitments of any character relating to the TDC Membership Interests or obligating TDC to issue, sell or otherwise cause to become outstanding any membership interests or other securities of TDC. There are no outstanding contractual obligations of TDC to repurchase, redeem or otherwise acquire any membership or other equity interests in TDC or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The TDC Membership Interests constitute all of the equity interests in TDC and are owned of record and beneficially solely by the Members in the percentages set forth on Schedule 4.5, free and clear of all Liens. There are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the TDC Membership Interests. Except as set forth on Schedule 4.5, there are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to TDC.

     (b) The membership interest records of TDC accurately records: (i) the name and address of each Person owning TDC Membership Interests, and (ii) the certificate number of each certificate evidencing TDC Membership Interests, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     Section 4.6 Subsidiaries.

     (a) Except as disclosed in Schedule 4.6, the Company does not own any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     (b) Except as disclosed in Schedule 4.6, the Inactive Subsidiaries and TDC Canada are now, and has always been inactive companies with no operations. The Inactive Subsidiaries and TDC Canada have no material assets, no material liabilities, known or unknown, contingent or otherwise and no commitments other than immaterial obligations with respect to tax filings, corporate maintenance, and other similar ongoing expenses necessary to preserve their corporate existence.

     Section 4.7 Financial Statements.

     (a) The Members have heretofore furnished PetroQuest with a true and complete copy of the Reference Financial Statements, which are attached hereto as Schedule 4.7. The Reference Financial Statements have been derived from the books and records of the Company, have been prepared in accordance with GAAP (except for, with respect to the Reference Balance Sheet and the unaudited related consolidated statements of income, changes in shareholders’ deficiency and cash flows, normal year-end adjustments and the absence of footnote disclosure) and fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of the operations of the Company for the periods indicated.

     (b) The books of account, minute books, membership interest record books and other records of the Company, all of which have been made available to PetroQuest, are complete and correct in all material respects.

     Section 4.8 No Undisclosed Liabilities. There are no liabilities or any facts or circumstances which could give rise to liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of the Company other than (a) liabilities fully provided for in the Reference Financial Statements, (b) liabilities specifically disclosed in Schedule 4.8, and (c) other undisclosed liabilities incurred since the Reference Balance Sheet Date in the Ordinary Course of Business which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 4.9 Tax Matters.

     (a) Except as disclosed in Schedule 4.9(a):

     (i) TDC properly elected and has always been properly taxed as a corporation for Federal income tax purposes;

     (ii) all Returns for all periods which end prior to or which include the Closing Date that are, were or shall be required to be filed prior to Closing by or on behalf of the Company have been or shall be filed on a timely basis in accordance with the applicable laws of each Governmental Authority;

     (iii) all such Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects, and all such Returns that will be filed prior to Closing shall be true, correct and complete in all material respects when filed;

     (iv) all such Returns properly disclose all positions in all material respects that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662;

     (v) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party;

     (vi) all Taxes that the Company was or is required by Law to pay, withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;

     (vii) there are no Liens with respect to Taxes on the assets of the Company, other than Permitted Liens;

     (viii) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

     (ix) no adjustment relating to such Returns has been proposed formally or, to the Members’ knowledge, informally or threatened by any Tax authority and, to the Members’ knowledge, no basis exists for any adjustment;

     (x) there are no pending or, to the Members’ knowledge, threatened actions or proceedings for the assessment or collection of Taxes against the Company;

     (xi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement;

     (xii) the Company has never been included in any consolidated, combined or unitary Return and has no liability for any Taxes of any Person (other than the Company) under Regulations 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or otherwise.

     (xiii) the Company is not a party to or bound by any Tax allocation or Tax-Sharing Agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes;

     (xiv) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any relevant Tax has not expired;

     (xv) no claim has ever been made by a Governmental Authority, nor does any Member, manager or officer of the Company expect any such Governmental Authority to make a claim, in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction;

     (xvi) the Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed any applicable income or franchise Tax Return;

     (xvii) neither the Company, the Members nor any Affiliate of either of them is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company of any “excess parachute payments” within the meaning of Section 280G of the Code or any payment by the Company not being fully deductible as a result of Code Section 162(m);

     (xviii) the Company has not made any election under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

     (xix) the Company has never participated or been a party to a reportable or listed transaction as set forth in Treasury Regulation Sections 1.6011-4 and 301.6111-2.

     (xx) no assets of the Company or any Subsidiary is or shall be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt property” within the meaning of Section 168(h)(1) of the Code;

     (xxi) the unpaid Taxes of the Company (A) did not as of the most recent fiscal quarter end exceed the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income) on the books of the Company at that time, and (B) as adjusted for the passage of time through the Closing, will not exceed the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income) set forth on the Reference Financial Statements;

     (xxii) the Company has not agreed to make, and is not required to make, adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and the consummation of the transactions contemplated by this Agreement will not result in the Company being required to make any such adjustments following the Closing Date;

     (xxiii) the Company uses the accrual method of accounting for Tax accounting purposes;

     (xxiv) the Company has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax Law in all material respects; and

     (xxv) any reference to the Company shall, for purposes of this Section 4.9, refer equally to each of the Company and its Subsidiaries as well as any predecessor of the Company or any of its Subsidiaries.

     (b) Except as disclosed with in Schedule 4.9(b): (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject nor have any such waivers or agreements been requested; (ii) the Company has not derived any material amount of income from sources, or engaged in business, outside the United States; (iii) to the Members’ knowledge, there are no requests for information currently outstanding that could affect the Taxes of the Company; (iv) to the Members’ knowledge, there are no proposed reassessments of any property owned by the Company or other proposals that are reasonably likely to increase the amount of any Tax to which the Company would be subject; and (v) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

     (c) Schedule 4.9 (c) lists all Returns filed with respect to the Company for all taxable periods since the fiscal year ended December 31, 2001 and specifies the jurisdictions in which each such Return has been filed, and indicates any Returns that currently are the subject of audit, and the Company has delivered to PetroQuest correct and complete copies of all such Returns since the fiscal year ended December 31, 2003, and of any examination reports and any statements of deficiencies proposed to be assessed against, or agreed to by the Company.

     (d) Schedule 4.9 (d) sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Company’s Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company or each of its Subsidiaries in its assets; (B) the basis of the stockholder(s) of each of the Company’s Subsidiaries in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to the Company or each of its Subsidiaries; and (D) the amount of any deferred gain or loss allocable to the Company or each of its Subsidiaries arising out of any intercompany transaction.

     Section 4.10 Absence of Certain Changes. Except as disclosed in Schedule 4.10, since the Reference Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business and there has not been any event, occurrence, development or circumstances which has had or which could reasonably be expected to have a Material Adverse Effect. Since the Reference Balance Sheet Date, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any asset owned or operated by the Company.

     Section 4.11 Contracts.

     (a) Except as specifically disclosed in Schedule 4.11(a), the Company is not a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, “Contracts”) that is of a type described below:

     (i) any lease (whether of real or personal property), including the leases disclosed or required to be disclosed on Schedule 4.15(b);

     (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Company of $10,000 or more;

     (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company of $10,000 or more;

     (iv) any partnership, joint venture or other similar agreement or arrangement;

     (v) any Contract pursuant to which any third party has rights to own or use any material asset of the Company, including any Intellectual Property Right of the Company;

     (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of the Company;

     (vii) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company) other than accruals recorded in the Ordinary Course of Business;

     (viii) any license, franchise or similar agreement;

     (ix) any agency, dealer, sales representative, marketing or other similar agreement;

     (x) any Contract that may not be terminated by the Company without payment of penalty on less than 90 days’ prior notice;

     (xi) any agreement with (A) any Member or any other Affiliate of the Company or (B) any manager or officer of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such manager or officer;

     (xii) any management service, consulting or any other similar type of agreement;

     (xiii) any warranty, guaranty or other similar undertaking with respect to any contractual performance (or the Company’s standard forms of any of the foregoing) or agreement to indemnify any Person;

     (xiv) any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees) and entered into or adopted by the Company; or

     (xv) any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business of the Company that is material to the Company or the Business.

     (b) Each Contract disclosed in or required to be disclosed in Schedule 4.11(a) is a valid and binding agreement of the Company and, to the knowledge of the Members, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither the Company nor, to the knowledge of the Members, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. To the knowledge of the Members, there is no event, occurrence, condition or act which, individually or in the aggregate, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such Contract. The Members have delivered or made available to PetroQuest true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 4.11(a).

     Section 4.12 Insurance Coverage. Schedule 4.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and managers of the Company. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company has complied with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. The Members have no knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any adverse change in the relationship of the Company with its respective insurers or the premiums payable pursuant to such policies.

     Section 4.13 Litigation; Bankruptcy.

     (a) Except as disclosed in Schedule 4.13(a), there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of the Members, threatened, against or affecting the Company before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreement to which the Company or the Members will be a party at Closing. The Members do not know of any valid basis for any such action, suit, investigation, arbitration or proceeding against or affecting the Company or the Business. Except as disclosed in Schedule 4.13(a), there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against the Company or the Members.

     (b) To the knowledge of the Members, all claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the knowledge of the Members, threatened, against the Company are listed or described on Schedule 4.13(b).

     (c) Except as disclosed in Schedule 4.13(c), the Company is not subject to any pending proceedings in bankruptcy or with respect to insolvency, no such proceedings are currently threatened against or contemplated by the Company and no conditions exist with respect to the Company, nor has the Company committed any act or omission, which would avail the Company of the benefits of voluntary bankruptcy proceedings or subject the Company to involuntary bankruptcy proceedings.

     Section 4.14 Compliance with Laws; Permits.

     (a) Except as described in Schedule 4.14(a), the Company has complied with all Laws. No Member knows of any fact, circumstance, condition or situation existing which, after notice or lapse of time or both, would constitute noncompliance by the Company or give rise to any future liability of the Company with respect to any Law heretofore or currently in effect. The Company is not required to make any material expenditure to achieve or maintain compliance with any Law. Neither the use, condition nor other aspect of any of the assets of the Business or other right, property or asset used in or associated with the Business is or has been in violation of any applicable Law. Except as set forth in Schedule 4.14(a), the Company has not received notice of any violation of any Law, or of any potential liability under any Law, relating to the operation of the Business or to any of its assets, operations, processes, results or products, nor does any Member have knowledge of any such violation or potential liability. No Member has knowledge of any present requirement of any applicable Law which is due to be imposed on the Company that is reasonably likely to increase the cost of complying with such Law.

     (b) Schedule 4.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued and held by or on behalf of the Company or required to be so issued and held to carry on the Business as currently conducted. Except as disclosed in Schedule 4.14(b), the Company is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. The Company is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by the Company.

     Section 4.15 Assets; Properties; Sufficiency of Assets.

     (a) Schedule 4.15(a) sets forth a list of all real property, leaseholds and other interests in real property held by the Company (other than easements, licenses or rights-of-way involving annual payments of less than $10,000 each), except those real properties, leaseholds and other interests in real property where the failure to hold would not, individually or in the aggregate, have a Material Adverse Effect (the “Real Property”). Except as set forth in Schedule 4.15(a), the Company holds an interest in the Real Property sufficient to permit the Company to operate its businesses in the ordinary course and consistent with past practices, according to the terms of the instrument, conveyance or document creating such interest, free and clear of all Liens, except Permitted Liens, and the Company has good and indefeasible title to each of the Real Property, except for Permitted Liens.

     (b) Except as set forth in Schedule 4.15(b), each of the leases, subleases, easements, licenses and agreements described in Schedule 4.15(a) is in full force and effect according to the terms of each respective instrument, except where such failure to be in full force and effect would not have a Material Adverse Effect, and to the knowledge of the Members, each holder of such leases, subleases, easements, licenses and agreements has complied with all requirements in connection therewith, except where such noncompliance would not have a Material Adverse Effect, and there is not under any such lease, sublease, easement, license or agreement, any existing breach or default (or event that, with notice, lapse of time or both, would constitute a breach or default) by the Company, except for such breaches or defaults that would not have a Material Adverse Effect.

     (c) To the knowledge of the Members, the tangible assets owned or leased by the Company constitute all the tangible assets used in or necessary to conduct the Business. Such tangible assets will continue to be owned or leased by the Company immediately after the Closing. To the knowledge of the Members, the tangible assets of the Company that are currently in service and operated in connection with the Business are in reasonable condition for age and service, except for (i) ordinary wear and tear, (ii) assets scheduled for sale, obsolescence or abandonment or (iii) matters or conditions that would not have, individually or in the aggregate, a Material Adverse Effect.

     (d) With respect to the Company’s Oil and Gas Properties, except as set forth in Schedule 4.15(d):

     (i) To the knowledge of the Members, the Company’s title to such Oil and Gas Properties is Good and Marketable Title.

     (ii) There are no outstanding AFEs or other commitments to make capital expenditures which are binding on such Oil and Gas Properties which the Company anticipates will require expenditures attributable to the Company’s Working Interest in the Oil and Gas Properties in excess of $10,000.

     (iii) There are no prior consent rights or preferential purchaser rights with respect to such Oil and Gas Properties in third parties;

     (iv) To the knowledge of the Members, the Company has filed all federal, state and other reports or returns required to be filed in connection with such Oil and Gas Properties and has either discharged or caused to be discharged as the same have become due, all taxes, costs, expenses, charges and debts of every kind and character including, without limitation, severance, excise and windfall profit taxes, attributable or relating to such Oil and Gas Properties or to the operation thereof or revenues or income therefrom;

     (v) To the knowledge of the Members, the Company is not, nor is any other party, in default under any Lease, contract or material agreement, undertaking or commitment relating to such Oil and Gas Properties through or under which any rights are or may be conferred upon the Company or by, through or under which any person, firm, corporation or other entity is or may be entitled to assert any rights against either PetroQuest or such Oil and Gas Properties;

     (vi) To the knowledge of the Members, no operating or other agreement to which the Company is a party or by which the Company is bound, relating to such Oil and Gas Properties, requires the Company to bear any of the costs associated with operations under such agreement greater than the Company’s proportionate share of the ownership of the property affected thereby, except in situations where the Company is obligated under an operating agreement to assume a portion of a defaulting party’s share of operating costs;

     (vii) To the knowledge of the Members, each Lease is valid and subsisting and has been maintained by the Company, its predecessors in title and those claiming by, through and under the Company, in full force and effect in accordance with the covenants, conditions and obligations contained therein or in any other instrument creating such interest, and all covenants, conditions and obligations contained in any prior assignment or agreements relating thereto have either been fully complied with and performed or waived, and there exist no unsatisfied demands or disputes between the Company and any lessor or granting party in any such assignment or Lease;

     (viii) All proceeds from the sale, transportation or processing of Hydrocarbons, or other products attributable to such Oil and Gas Properties are currently being paid in full to the Company by the purchaser or distributor thereof and no portion of such proceeds to which the Company is entitled is currently being held in suspense by any purchaser or distributor thereof;

     (ix) The Company has not received payment under any contract for the sale, processing or transportation of gas or products produced from any of such Oil and Gas Properties which requires delivery in the future to the purchaser thereunder of gas or products previously paid for;

     (x) There exists no requirement to “make-up” any deliveries of Hydrocarbons to any third party out of the production from any of such Oil and Gas Properties and the Company is under no obligation (whether by virtue of a gas balancing arrangement or otherwise) to either deliver gas to any third party other than the purchaser of production or to make any payments corresponding to production of more than the Company share of Hydrocarbons in the past;

     (xi) There are no legal actions, suits or proceedings, judicial or administrative, or governmental investigations pending or, to the knowledge of the Members, threatened which involves or may involve such Oil and Gas Properties or the production of Hydrocarbons therefrom, the operations being conducted thereon or the purchase, sale, transportation or processing of production or products therefrom which if determined adversely to the Company could have a material adverse effect on such Oil and Gas Properties or the ability of the Company to perform its obligations under this Agreement;

     (xii) To the knowledge of the Members, the Company and the Company’s predecessors in title have complied with and are in compliance with all applicable federal, state and local laws, rules, regulations and ordinances which may affect or relate to such Oil and Gas Properties, the operation of such Oil and Gas Properties and the sale, processing, transportation and marketing of production therefrom, including, without limitation, those of the Federal Energy Regulatory Commission, the Department of Energy, the Environmental Protection Agency, the IRS, the MMS, and any administrative agency or department thereof, and any state or local commission or authority having jurisdiction;

     (xiii) The Company has made available to PetroQuest all agreements and documents in its possession materially covering or affecting such Oil and Gas Properties, and the Company represents that such Oil and Gas Properties are not subject to any other or additional joint venture agreement, farm-out agreement, operating agreement, oil and/or gas sales or processing agreement, drilling and/or development obligation, tariff, transportation agreement or instrument giving rise to a burden, restriction or limitation with respect to the operation thereof, or the disposition, processing and production attributable thereto that would be considered objectionable or unacceptable on the basis of generally recognized oil and gas industry standards applicable in the area where such Oil and Gas Properties are located;

     (xiv) To the knowledge of the Members, all Lease, Well and pipeline equipment and facilities necessary to the operations being constructed on such Oil and Gas Properties are in satisfactory condition and repair and are fit for the purpose of conducting such operations;

     (xv) The Company is not delinquent in excess of 60 days in the payment of any billings or invoices for equipment, supplies or services used, or intended to be used, in connection with the exploration, development or operation of such Oil and Gas Properties;

     (xvi) To the knowledge of the Members, the Company has not charged or collected any price for Hydrocarbons produced from such Oil and Gas Properties which was higher than the maximum price permitted to be charged and collected for such Hydrocarbons under applicable legislation, regulations, rulings, opinions or orders;

     (xvii) The Company is not in material default under any material contract, undertaking or other commitment or agreement relating to any of such Oil and Gas Properties;

     (xviii) The Company is not obligated by virtue of any prepayment arrangement under any Contracts and containing a “take-or-pay” or similar provision or a production payment or any other arrangement to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; and

     (xix) All of the Wells have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and all drilling and completion, and plugging and abandonment, of the Wells and all development and operations on such Oil and Gas Properties have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

     Section 4.16 Intellectual Property.

     (a) Schedule 4.16(a) sets forth a list of all Intellectual Property Rights which are owned by the Company or which the Company is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

     (b) Except as disclosed in Schedule 4.16(b):

     (i) To the knowledge of the Members, all of the Intellectual Property Rights necessary for or used in the conduct of the Business are set forth in Schedule 4.16(a).

     (ii) To the knowledge of the Members, the conduct of the Business by the Company as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of the Members, threatened, that, in either case, involves a claim of infringement by the Company of any Intellectual Property Right of any third party, or challenging the Company’s ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 4.16(a). The Members have no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 4.16(a);

     (iii) No Intellectual Property Right listed or required to be listed in Schedule 4.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which the Company has a valid right to use in connection with the Business;

     (iv) The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and

     (v) The Company has duly maintained all registrations for any Intellectual Property Rights listed or required to be listed in Schedule 4.16(a).

     Section 4.17 Environmental Matters.

     (a) Except as disclosed in Schedule 4.17(a):

     (i) To the knowledge of the Members, the Company has not, and no Member has knowledge that any other party has, generated, recycled, used, treated or stored on, transported or arranged for transport to or from, or Released or disposed on, the Property any Constituents of Concern or, to the knowledge of any Member, on any property adjoining or adjacent to any Property, except in compliance with Environmental Laws;

     (ii) To the knowledge of the Members, the Company has not generated, arranged for transport, or disposed of Constituents of Concern at any off-site facility except in compliance with Environmental Laws;

     (iii) The Company has been and is in compliance with (a) all Environmental Laws and (b) all Environmental Permits issued under such Environmental Laws with respect to the Business, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect;

     (iv) There are no pending or, to the knowledge of any Member, threatened Environmental Claims against the Company or any Property;

     (v) No Member has knowledge of any facts, circumstances, conditions or occurrences regarding the Company’s past or present business or operations or with respect to any Property or any property adjoining any Property that could reasonably be expected to (i) form the basis of an Environmental Claim against the Company or any of the Property or assets of the Company or (ii) cause any Property or assets of the Company to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

     (vi) To the knowledge of the Members, there are no underground storage tanks or sumps located on any Property or on any property that adjoins or is adjacent to any Property;

     (vii) Neither the Company nor any Property is listed or proposed for listing on the National Priorities List under CERCLA or on any similar federal or state list of sites requiring investigation or clean-up, and the Company has not received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent;

     (viii) The Company has obtained all required Environmental Permits and is in compliance with the terms of each Environmental Permit, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect. Except as set forth in Schedule 4.17(a)(viii), there are no Environmental Permits of the Company that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

     (ix) To the knowledge of the Members, the Company has no liability under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by of the Company or any other Person).

     (b) The Company has delivered or made available to PetroQuest true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third party of which any Member has knowledge) in relation to the current or prior business of the Company.

     (c) For purposes of this Section 4.17, the term “the Company” (including the use of such term in the term “Property”) will include any entity which is, in whole or in part, a predecessor of the Company.

     Section 4.18 Plans and Material Documents.

     (a) Schedule 4.18(a) sets forth a list of all Benefit Plans with respect to which the Company or any ERISA Affiliate has, could have, or has had prior to the date hereof any obligation or liability or which are or were prior to the date hereof maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or manager of the Company or any ERISA Affiliate. With respect to each Benefit Plan TDC or the Members have delivered or made available to PetroQuest a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 4.18(d). The Company has no express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or to modify any Benefit Plan, other than as required by Law.

     (b) Except as disclosed in Schedule 4.18(b), none of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of ERISA and neither TDC nor any ERISA Affiliate has or could have any liability with respect to a “multi-employer plan” including, but not limited to, withdrawal liability under Title IV of ERISA. Except as disclosed in Schedule 4.18(b), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree or post-termination of employment medical or life insurance benefits to any current or former employee, officer or manager of the Company or any ERISA Affiliate.

     (c) Except as disclosed in Schedule 4.18(c), each Benefit Plan is in compliance with, and has been operated in accordance with, its terms and the TDC and ERISA Affiliate have satisfied all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit, governmental inquiry or investigation, or claim is pending or, to the knowledge of TDC or the Members, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could, individually or in the aggregate, reasonably be expected to give rise to any such action, suit or claim.

     (d) Except as disclosed in Schedule 4.18(d), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the knowledge of TDC or the Members, nothing has occurred since the date of such determination letter that could adversely affect the qualified or exempt status of any Benefit Plan or related trust.

     (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Benefit Plan and, to the knowledge of TDC or the Members, no fact or event exists which could, individually or in the aggregate, reasonably be expected to give rise to such liability.

     (f) All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and, to the knowledge of TDC or the Members, no fact or event exists which could give rise to any such challenge or disallowance.

     (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

     (h) Except as disclosed in Schedule 4.18(h), no employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

     (i) Except as disclosed in Schedule 4.18(i), each Benefit Plan may be terminated without any liability to the Company.

     (j) No employee of the Company is a leased employee or is subject to a staffing agreement between the Company and a staffing agency.

     Section 4.19 Affiliate Transactions.

     (a) Except as disclosed in Schedule 4.19(a), there are no outstanding agreements or contracts (oral or written), payables, receivables, loans, advances or other similar accounts between the Company, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

     (b) Except as disclosed in Schedule 4.19(b), to the knowledge of the Members, no manager, officer or employee of the Company possesses, directly or indirectly, any ownership interest in, or is a manager, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of the Company. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 4.19(b).

     Section 4.20 Other Employment Matters.

     (a) The Company is not a party to any labor or collective bargaining agreement.

     (b) To the knowledge of the Members, no labor organization or group of Company employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving the Company pending or threatened by any labor organization or group of employees.

     (c) To the knowledge of the Members, there are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or threatened against or involving the Company.

     (d) There are no complaints, charges or claims against the Company pending or, to the knowledge of the Members, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by the Company, of any Person, including any claim for workers’ compensation.

     (e) The Company is in compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect, and has not, and is not, engaged in any unfair labor practice.

     (f) Schedule 4.20(f) contains a complete and accurate list of the following information for each employee, officer or manager of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Reference Balance Sheet Date; vacation accrued as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or other Benefit Plan of the Company; and all bonuses and any other amounts to be paid by the Company at or in connection with the Closing.

     (g) Except as set forth in Schedule 4.20(g), to the knowledge of the Members, no employee, officer or manager of the Company is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or manager or (ii) the ability of PetroQuest to conduct the Business after the Closing Date.

     Section 4.21 Accounts Receivable. Except as set forth in Schedule 4.21, all of the Accounts Receivable reflected on the Reference Balance Sheet (net of any applicable reserves set forth on the Reference Balance Sheet) and all Accounts Receivable which have arisen since the Reference Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course of Business of the Company) are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course of Business. Except as set forth in Schedule 4.21, such Accounts Receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such Accounts Receivable or by third parties and are fully collectible within 30 days of the invoice date of each such Account Receivable without resort to legal proceedings, except to the extent of the amount of the reserve for doubtful accounts reflected on the Reference Balance Sheet.

     Section 4.21 Existing Hedging Agreements. Schedule 4.22 sets forth a true and complete list of all of the Company’s (i) Oil and Gas Hedging Contracts (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Company and (ii) Rate Management Agreements, including, in each case, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

     Section 4.22 Plugging and Abandonment Escrow Account. The Company has obtained, in accordance with MMS regulations, surety bonds issued by RLI Insurance Company to secure the present and future costs, expenses, deposits and liabilities related to the plugging and abandonment of the Company’s Oil and Gas Properties, and in order to secure the Company’s reimbursement obligation under the surety bonds, the Company has established an escrow account, the balance of which is reflected on the Reference Balance Sheet as Restricted Deposits (the “Restricted Deposits”). The balance of the account is at least $5,000,000, which amount is sufficient for compliance with the contractual obligations between the Company and RLI Insurance Company.

     Section 4.23 Finders’ Fees. Except as set forth on Schedule 4.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Members who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     Section 4.24 Disclosure. None of (i) the information contained in the Schedules, (ii) any other written information furnished to PetroQuest by the Company or the Members under this Agreement, or (iii) the representations and warranties of the Company or the Members contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were or are made, not false or misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PETROQUEST AND MERGER SUB

     PetroQuest and Merger Sub jointly and severally represent and warrant to the Members as of the Closing Date as follows:

     Section 5.1 Corporate Existence and Power. PetroQuest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of PetroQuest and Merger Sub has all power required to carry on its business as now conducted. Each of PetroQuest and Merger Sub is duly qualified to conduct business and in good standing in each jurisdiction where such qualification is necessary.

     Section 5.2 Corporate Authorization; Enforceability. The execution, delivery and performance by PetroQuest and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within PetroQuest’s and Merger Sub’s powers and have been duly authorized by the board of directors of PetroQuest and managers of Merger Sub and no other action on the part of PetroQuest or Merger Sub is necessary to authorize this Agreement or any of the Ancillary Agreements to which PetroQuest or Merger Sub will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which PetroQuest or Merger Sub will be a party at the Closing will have been, duly executed and delivered by such party. Assuming the due execution and delivery by TDC and the Members of this Agreement and each of the Ancillary Agreements to which PetroQuest or Merger Sub will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which PetroQuest or Merger Sub will be a party at the Closing will constitute at the Closing, valid and binding agreements of such party, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     Section 5.3 Non-Contravention. Except as set forth on Schedule 5.3, the execution, delivery and performance by PetroQuest and Merger Sub of this Agreement and each Ancillary Agreement to which PetroQuest or Merger Sub will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of PetroQuest or Merger Sub, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of PetroQuest and Merger Sub or any licenses to which PetroQuest or Merger Sub is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PetroQuest or Merger Sub or to a loss of any benefit to which PetroQuest and Merger Sub is entitled under, any contract, agreement or other instrument binding upon PetroQuest or Merger Sub or any license, franchise, Permit or other similar authorization held by PetroQuest and Merger Sub.

     Section 5.4 Capitalization. The authorized capital of PetroQuest consists of 75,000,000 shares of PetroQuest Common Stock, $.001 par value per share, of which 44,685,363 shares of PetroQuest Common Stock are issued and outstanding as of December 31, 2004, and 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. As of December 31, 2004, an aggregate of 6,535,239 shares of PetroQuest Common Stock were reserved for issuance under outstanding options, warrants and all other convertible securities of PetroQuest. The shares of PetroQuest Common Stock to be issued as a portion of the Merger Consideration shall, when issued pursuant to the terms of this Agreement, be validly issued, fully paid and non assessable shares of PetroQuest Common Stock, free of preemptive rights of any kind. The PetroQuest Common Stock is listed for trading on the Nasdaq Stock Market, subject to the listing of the shares issued as a portion of Merger Consideration.

     Section 5.5 Commission Filings; Financial Statements.

     (a) PetroQuest has filed all forms, reports, statements and documents required to be filed with the Commission since January 1, 2002 (collectively, the “PetroQuest Commission Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. None of the PetroQuest Commission Reports contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) All of the financial statements included in the PetroQuest Commission Reports, in each case including any related notes thereto, as filed with the Commission (collectively, the “PetroQuest Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present in all material respects the consolidated financial position of PetroQuest and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

     (c) Except as disclosed in Schedule 5.5(c), there are no liabilities of PetroQuest of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to PetroQuest and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the PetroQuest Commission Reports, including the notes thereto, and (ii) liabilities incurred in the Ordinary Course of Business (including the use of current credit facilities) since December 31, 2004.

     Section 5.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in Schedule 5.6 or in the PetroQuest Commission Reports, since December 31, 2004, PetroQuest has conducted in all material respects its business only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or could reasonably be expected to have a PetroQuest Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution to stockholders generally with respect to any of the capital stock of PetroQuest, or (iii) any material change in accounting methods, principles or practices employed by PetroQuest.

     Section 5.7 Litigation. There is no litigation pending or, to the knowledge of PetroQuest, threatened against PetroQuest which could reasonably be expected to have a PetroQuest Material Adverse Effect. Except for such matters which have not had, and could not reasonably be expected to have a PetroQuest Material Adverse Effect. Except for such matters which have not had, and could not reasonably be expected to have, a PetroQuest Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to PetroQuest.

     Section 5.8 Finders’ Fees. Except as set forth on Schedule 5.8, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PetroQuest or Merger Sub who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE VI
ADDITIONAL AGREEMENTS

     Section 6.1 Counsel. The Member has been given the opportunity to obtain the advice of attorneys, accountants and other counsel of his or her own choosing, and has not relied in any way on any statements, advice or opinion, whether written or oral, of Porter & Hedges, L.L.P. with respect to this Agreement, the transactions contemplated hereby and any actual or potential consequences, hereof and thereof on PetroQuest, Merger Sub, the Company, TDC’s Articles of Organization and Operating Agreement, or the Members.

     Porter & Hedges, L.L.P. has not provided any tax advice to the Company or the Members and the Company or the Members should seek tax advice from an independent tax advisor based on its or his particular circumstances. Further, Porter & Hedges, L.L.P. has not provided any tax opinions to PetroQuest and, pursuant to Section 10.35 of IRS Circular 230, 21 CFR Pat 10, any tax advice provided by Porter & Hedges, L.L.P. to PetroQuest is neither intended nor can be used by any person to avoid penalties under the Code.

     Section 6.2 Approval of Merger. By execution of this Agreement, PetroQuest as the sole member of Merger Sub and the Members hereby consent to and approve this Agreement and the transactions contemplated hereunder (including the Merger), acting in each capacity in which they are entitled, by reason of, regulations or any applicable Laws, to consent to and approve this Agreement and the transactions contemplated hereunder with respect to all Merger Sub membership interests owned by PetroQuest and to all TDC Membership Interests owned by the Members and entitled to vote on such matters.

     Section 6.3 Accredited Investor, Etc. The Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Member is acquiring the PetroQuest Common Stock to be acquired by him or her hereunder for his or her own account and not for distribution or resale, with no present intention of distributing or reselling the PetroQuest Common Stock or any part thereof. The Member agrees: (a) that he will not sell, assign, give, transfer or otherwise dispose of the PetroQuest Common Stock, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the PetroQuest Common Stock under the Securities Act and all applicable state securities laws or in a transaction which, in the written opinion of counsel for such Member satisfactory to PetroQuest, is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (b) that the certificate(s) for the PetroQuest Common Stock will bear a legend making reference to the foregoing restrictions; and (c) that PetroQuest and any transfer agent for the PetroQuest Common Stock shall not be required to give effect to any purported transfer of any of the foregoing securities except upon compliance with the foregoing restrictions.

     Section 6.4 Registration Rights.

     (a) PetroQuest covenants and agrees that on or before 30 days after the Closing Date, PetroQuest will cause to be filed pursuant to Rule 415 of the Securities Act a Shelf Registration Statement on Form S-3 (the “Shelf Registration Statement”) as to the shares of PetroQuest Common Stock issued to the Members in the Merger, naming such holders who wish to be named therein as selling stockholders. PetroQuest shall use its commercially reasonable best efforts to have such Shelf Registration Statement declared effective as soon as reasonably practicable after such filing, and to keep such Shelf Registration Statement continuously effective until two years following the Closing Date; provided, however, that PetroQuest may voluntarily suspend the effectiveness of such Shelf Registration Statement for a limited time, which in no event shall be longer than 90 days, if PetroQuest has been advised by counsel or underwriters to PetroQuest that the offering of the shares of PetroQuest Common Stock pursuant to the Shelf Registration Statement would adversely affect, or would be improper in view of (or improper without disclosure in a prospectus), a proposed financing, a reorganization, recapitalization, merger, consolidation, or similar transaction involving PetroQuest, in which case PetroQuest shall be required to keep such Shelf Registration Statement effective for an additional period of time beyond two years following the Closing Date equal to the number of days the effectiveness thereof is suspended pursuant to this proviso. If any event occurs that would cause the Shelf Registration Statement to contain a material misstatement or omission or not to be effective and usable during the period that such Shelf Registration Statement is required to be effective and usable, PetroQuest shall promptly file an amendment to the Shelf Registration Statement and use its best efforts to cause such amendment to be declared effective as soon as practicable thereafter. The Members shall furnish PetroQuest such information regarding their holdings and the proposed manner of distribution thereof as PetroQuest may reasonably request and as shall be required in connection with the Shelf Registration Statement. Notwithstanding any provision contained herein to the contrary, PetroQuest’s obligation to include, or continue to include, shares of PetroQuest Common Stock in the Shelf Registration Statement under this Section 6.4 shall terminate to the extent such shares are eligible for resale under Rule 144(k) promulgated under the Securities Act.

     (b) All costs and expenses of any registration and qualification pursuant to this Section 6.4 shall be borne by PetroQuest. Such costs and expense shall include, without limitation, the fees and expenses of counsel for PetroQuest and of its accountants, all other costs, fees and expenses of PetroQuest incident to the preparation, printing and filing under the Securities Act of the registration statement and all amendments on supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the PetroQuest Common Stock and the costs and expenses (including fees and disbursements of counsel) incurred in connection with the qualification of PetroQuest Common Stock under the securities laws of various jurisdictions. Notwithstanding the foregoing, PetroQuest shall not be obligated to bear any fees, or expenses for counsel or other advisors to the Members or any underwriting fees, discounts or commissions or brokerage fees allocable to the registration or qualification of the PetroQuest Common Stock.

     (c) In the case of any registration or qualification pursuant to this Section 6.4, PetroQuest will keep the Members advised in writing as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise the Members, upon request, of the progress of such proceeding.

     (d) At PetroQuest’s expense, PetroQuest will keep each registration and qualification under this Section 6.4 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for a period of two years after the Closing Date, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current and the further qualification under any applicable state securities laws to permit such sale or distribution, all as reasonably requested by the Members. PetroQuest will immediately notify the Members, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     (e) In connection with any registration of PetroQuest Common Stock under this Section 6.4, PetroQuest will provide a transfer agent and registrar for the PetroQuest Common Stock not later than the effective date of such registration statement.

     (f) In connection with any registration of PetroQuest Common Stock under this Section 6.4, PetroQuest will, if requested by the underwriters for any PetroQuest Common Stock included in such registration, enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by PetroQuest and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnification and contribution. The Members shall be party to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, PetroQuest to and for the benefit of such underwriters shall also be made to and for the benefit of the Members.

     (g) In connection with the preparation and filing of each registration statement registering PetroQuest Common Stock under this Section 6.4, PetroQuest will give the Members and their underwriter, if any, and their respective counsel and accountants (at their sole expense), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of PetroQuest with its officers, its counsel and the independent public accountants who have certified its financial statements, as shall be necessary, in the opinion of the Members or such underwriters or their respective counsel, in order to conduct a reasonable and diligent investigation within the meaning of the Securities Act. Without limiting the foregoing, each registration statement, prospectus, amendment, supplement or any other document filed with respect to a registration under this Section 6.4 shall be subject to a reasonable review and comment period by the Members registering PetroQuest Common Stock in such registration and by their counsel.

     (h) PetroQuest will, at the expense of PetroQuest, furnish to the Members such number of registration statements, prospectuses, offering circulars and other documents incident to any registration or qualification referred to in this Section 6.4 as the Members from time to time may reasonably request.

(i) (i) PetroQuest agrees to indemnify, to the extent permitted by law, the Members and their officers, directors, stockholders, employees, agents and representatives, and any other person deemed to control the Members within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by (A) any violation or alleged violation by PetroQuest of the Securities Act, the Exchange Act or any other federal or state securities law, rule or regulation applicable to PetroQuest or (B) any untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PetroQuest by such Members expressly for use therein or by such Member’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto.

     (ii) In connection with any registration statement in which the Members are participating, such Members will furnish to PetroQuest in writing such information as PetroQuest reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify PetroQuest, its directors, officers, stockholders, employees, agents and representatives, and any other person deemed to control PetroQuest against any losses, claims, damages, liabilities and expenses resulting from any untrue statement or material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Members. In connection with an underwritten offering, the Members will indemnify the underwriters, the officers and directors and each person who controls such underwriters to the same extent as provided above with respect to the indemnification of the PetroQuest.

     (iii) Any party entitled to indemnification under this Section 6.4 will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

     (iv) The indemnification provided for under this Section 6.4 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities. If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs, then PetroQuest or the Members, as the case may be, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by PetroQuest, on the other hand, and PetroQuest or any other applicable indemnified party, as the case may be, on the other hand, and also the relative fault of PetroQuest and the Members or other applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

     (j) With a view to making available to the Members the benefits of Rule 144 promulgated under the Securities Act, PetroQuest agrees to maintain registration of PetroQuest Common Stock under Section 12(g) or 15(d) of the Exchange Act and to file with the Commission in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Exchange Act so as to maintain the availability of Rule 144. When Rule 144(k) is being complied with, PetroQuest shall deliver securities not bearing any legend restricting transfer for such securities, as may be requested from time to time by the Members upon delivery to PetroQuest of a customary stockholder representation letter in a form reasonably acceptable to PetroQuest.

     (k) The registration rights provided to the Members under this Section 6.4 may not be transferred to any other person or entity, except pursuant to the laws of descent and distribution; provided, however, that such transferees are bound by and subject to the terms and conditions contained herein. Nothing herein shall limit the ability of PetroQuest to grant to any person or entity any registration or similar rights in the future with respect to PetroQuest Common Stock or other securities of PetroQuest (whether pursuant to the foregoing provision or otherwise).

     Section 6.5 Employee and Employee Benefits Matters.

     (a) At the Closing, PetroQuest shall enter into offer letters (collectively, the “Offer Letters,” and, individually, an “Offer Letter”) with each of TDC’s managers and employees offering employment with PetroQuest on such terms and conditions as determined by PetroQuest in its sole discretion, but initially at the same base salaries, as reflected in TDC’s records (excluding Benefits Plans, commissions, bonuses and any other compensation or benefit programs) received by such employees from TDC at the time of the Closing.

     (b) From and after the Closing, PetroQuest shall assume and continue the Company medical, dental and long-term disability benefits plans and employee assistance program listed on Schedule 6.5(b), and prior to the Closing Date, the Company shall have taken or caused to be taken all actions necessary, including, but not limited to, the adoption of manager resolutions, the execution of plan documents and obtaining the insurers’ consent, in forms approved by PetroQuest, to the assumption and continuation of such benefit plans by PetroQuest from closing until April 30, 2005. The employees participating in the plans listed on Schedule 6.5(b) shall be responsible for the entire cost of coverage under such plans (including the employee and employer cost), the plans and benefits thereunder shall terminate on May 1, 2005 and PetroQuest shall have no liability for the benefits under said plans. PetroQuest shall permit all employees of the Company to participate in medical and/or dental benefit plans of PetroQuest with coverage effective as of May 1, 2005; provided, however, that the entire cost of participating in PetroQuest’s medical and dental benefit plans by each such employee and its dependents shall be the responsibility of each such employee (including the employee and employer cost).

     (c) Prior to the Closing Date, TDC shall have taken or caused to be taken all actions necessary, including, but not limited to, the adoption of manager resolutions and execution of plan termination documents, in forms approved by PetroQuest, to terminate (i) the TDC 401(k) Plan effective April 12, 2005 and to amend it to eliminate mandatory cash outs of amounts $1,000 or more as of March 28, 2005, and (ii) all other Benefit Plans identified on Schedule 4.18(a) that are not listed on Schedule 6.5(b) effective as of midnight the date immediately prior to the Closing Date.

     (d) Prior to the Closing Date, TDC shall have taken or caused to be taken all actions necessary, including but not limited to, the adoption of manager resolutions and execution of plan termination documents, in forms approved by PetroQuest, to terminate the Stock Option Plans, accrue for the payments described in Schedule 1.1(b) and cancel all awards thereunder. Prior to Closing Date, TDC shall have also obtained the consent of individuals with outstanding awards under the Stock Option Plans to cancel the awards and release TDC, the Stock Option Plans, TDC managers, officers and employees and the successors to the foregoing from any liability related to the awards, in a form approved by PetroQuest.

     (e) After the Closing Date, PetroQuest will carry out the terms of the TDC Employee Transition Benefits Plan as in effect on the date hereof in an amount not to exceed $425,000 in the aggregate; provided, however, that no additional benefits shall accrue under such plans after the date hereof.

     Section 6.6 Life Insurance Policies. TDC may assign the ownership of the life insurance policies issued, to the extent permitted by such policies, pursuant to the Shareholders’ Agreement to the insured thereof, upon the written request of such insured made within 45 days of the Closing Date, who will then be free to change the beneficiary. If such request is not made within the 45-day period, PetroQuest will be free to cancel or terminate such policies.

     Section 6.7 Cooperation on Audit Matters. From time to time, the Members shall cooperate fully with PetroQuest and its independent public accountants, as and to the extent reasonably requested by PetroQuest, in connection with the preparation by PetroQuest of audited financial statements of the Company as required to be filed by PetroQuest with the Commission under Item 2.01 of Form 8-K promulgated under the Exchange Act.

     Section 6.8 Reasonable Best Efforts. The Company, the Members and PetroQuest will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. The parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party. Each of the parties will notify and keep the other advised in reasonable detail as to such party’s efforts in complying with its obligations under this Section 6.8.

     Section 6.9 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE VII

TAX MATTERS

     Section 7.1 Tax Indemnification(a) The Members hereby agree, severally and not jointly, to indemnify and hold harmless PetroQuest, Merger Sub and the Company from and against the following Taxes and any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes or pursuing any claim hereunder: (i) Taxes imposed on PetroQuest, Merger Sub or the Company as a result of any breach of warranty or misrepresentation under Section 4.9 or any failure by the Members to fulfill their obligations under this Article VII; and (ii) any and all stock transfer, stamp, or similar Taxes payable in connection with the transactions contemplated hereby.

     (b) The Members agree, severally and not jointly, to indemnify PetroQuest, Merger Sub and the Company from and against any and all assessments, costs, and expenses that PetroQuest, Merger Sub or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for or on account of Taxes of the Company or any Affiliate under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign law).

     (c) Notwithstanding anything herein to the contrary, as to any Member, the amount entitled to be recovered by PetroQuest from such Member pursuant to this Agreement (other than pursuant to Section 6.4) will not exceed the lesser of (X) such Member’s Pro Rata Share of such sum, or (Y) such Member’s Pro Rata Share of the Merger Consideration actually received by such Member.

     Section 7.2 Returns. PetroQuest shall prepare or shall cause to be prepared and file or cause to be filed (at its expense) all Returns for the Company for all Tax periods ending on or prior to the Closing Date, which are filed after the Closing Date (except to the extent that the operations of the Company on the Closing Date are required to be included in the consolidated, unitary or combined income Return of PetroQuest and its Affiliates). Such returns shall be prepared in a manner consistent with the Returns of the Company filed on or prior to the Closing Date for prior fiscal periods. Without limiting the right to seek indemnity per Section 7.1, PetroQuest shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Returns to the extent that such Taxes exceed the accrual or reserve for tax liability (as opposed to any reserve for deferred Taxes which reflects timing differences between book and Tax income) shown on the Reference Balance Sheet (which were not paid prior to Closing).

     Section 7.3 Refunds. Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for all Tax periods shall be the property of PetroQuest, and shall not be distributed to the Members.

     Section 7.4 Contests(a) . In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date or for which PetroQuest may seek indemnity from the Members, the Members shall have the right, at their expense, to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Members have acknowledged the Members’ liability and the issue underlying the potential adjustment does not recur for any period ending subsequent to the Closing Date. The Members shall keep PetroQuest fully informed of the progress of any such audit or proceeding and, if it appears in the sole discretion of PetroQuest, that such audit or proceeding may reasonably be expected to adversely affect PetroQuest or the Company, PetroQuest also may participate in any such audit or proceeding. If the Members do not assume the defense of any such audit or proceeding promptly, PetroQuest may defend and settle the same (for the Members’ account and at the Members’ expense) in such manner as it may deem appropriate. In the event that a potential adjustment as to which the Members would be liable is present in the same proceeding as a potential adjustment for which PetroQuest would be liable, PetroQuest shall have the right, at its expense, to control the audit or proceeding with respect to the latter potential adjustment.

     (b) With respect to a potential adjustment for which both the Members and PetroQuest or the Company could be liable, or which involves an issue that recurs for any period ending after the Closing Date (whether or not the subject of audit at such time), (i) both PetroQuest and the Members may participate in the audit or proceeding, each at its own expense, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the dollar amount of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in circumstances in which separate issues are otherwise controlled hereunder by PetroQuest and the Members.

     (c) Except as provided in Section 7.4(a) above, neither PetroQuest nor the Members shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party, or result in a material benefit to that party, for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed.

     Section 7.5 Miscellaneous(a) . The Members and PetroQuest agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under this Article VII, under other indemnification provisions of this Agreement (except those contained in Section 6.4) and for any misrepresentations or breach of representations, warranties, or covenants or agreements as adjustments to the Merger Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis, including the Tax effect of such items in post-closing tax periods without regard to the time value of money.

     (b) Notwithstanding any provision herein to the contrary, the several obligations of the Members to indemnify and hold harmless PetroQuest, Merger Sub and the Company pursuant to this Article VII, and the representations and warranties contained in Section 4.9, shall terminate (as to any unasserted claims) as of the close of business on the 180th day following expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), but no later than four years from the Closing Date.

ARTICLE VIII
CLOSING DELIVERIES

     Section 8.1 Deliveries of TDC and the Members . At the Closing, TDC and the Members shall deliver to PetroQuest and Merger Sub:

     (a) original certificates representing the TDC Membership Interests, together with such instruments of assignment, conveyance and transfer as PetroQuest may deem necessary or desirable, duly executed by the Members;

     (b) a certificate of the secretary of each Company certifying as to each such Company’s Articles of Organization, Operating Agreement or other comparable documents;

     (c) evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 8.1(c);

     (d) each Ancillary Agreement required to be executed and delivered by parties other than PetroQuest or its Affiliates;

     (e) releases and other documentation reasonably requested by PetroQuest in form and substance reasonably satisfactory to PetroQuest providing for the termination and release of all Liens (other than Permitted Liens), including any Liens evidencing the TDC Macquarie Debt, on the assets of the Company;

     (f) written evidence, reasonably satisfactory to PetroQuest, of the continuation of the plans under Section 6.5(b) and the insurers’ consent as required under Section 6.5(b);

     (g) written evidence, reasonably satisfactory to PetroQuest, of the termination and amendment, if applicable, of the TDC 401(k) Plan and all other Benefit Plans identified on Schedule 4.18(a) pursuant to Section 6.5;

     (h) written evidence, reasonably satisfactory to PetroQuest, of the termination of the Stock Option Plans and the cancellation of all awards thereunder, including each participant’s consent and release of such cancellation;

     (i) written evidence, reasonably satisfactory to PetroQuest, of the termination of the Shareholders’ Agreement;

     (j) written evidence, reasonably satisfactory to PetroQuest, of the termination of the First Amendment to Operating Agreement;

     (k) fully executed copy of the Release Agreement and evidence of the return and cancellation of the Bridge Note (as defined in the Release Agreement);

     (l) written evidence, reasonably satisfactory to PetroQuest, of the disposition of TDC Canada;

     (m) an opinion of counsel for the Members in the form of Exhibit E hereto;

     (n) resignations of the managers and officers of each Company; and

     (o) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

     Section 8.2 Deliveries of PetroQuest and Merger Sub. At the Closing, PetroQuest and Merger Sub shall deliver to TDC and the Members:

     (a) the Merger Consideration as provided in Section 3.1(b);

     (b) each Ancillary Agreement required to be duly authorized and delivered by PetroQuest or its Affiliates, including, but not limited to, the NPI Conveyance;

     (c) an opinion of counsel for PetroQuest in the form of Exhibit F hereto; and

     (d) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

     Section 9.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing for 18 months; provided, however, that (i) the representations and warranties contained in Section 4.9 (Tax Matters), Section 4.17 (Environmental Matters) and Section 4.18 (Plans and Material Documents) will survive until 180 days after the expiration of the applicable statute of limitations covered thereby (after giving effect to any waiver, mitigation or extension thereof granted by the Members), but in no event longer than four years from the Closing and (ii) the representations and warranties contained in Section 4.5 (Capitalization) will survive the Closing for four years. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of PetroQuest.

     Section 9.2 Indemnification.

     (a) Each Member will severally, and not jointly, indemnify, defend and hold harmless PetroQuest and its officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) against any and all liabilities, damages and losses, including diminution in value of the Business to PetroQuest, and, but only to the extent asserted in a Third-Party Claim, punitive damages, and all costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto (“Damages”), incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Company and/or the Members in Article IV to be true and correct as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by the Company or the Members pursuant to this Agreement, (iii) the Enron Litigation or the termination of the Settlement Agreement and Mutual Release in excess of $500,000 (to the extent not recouped by adjustment to the Merger Consideration in Section 3.3(b)), (iv) the TDC Employee Transition Benefits Plan in excess of $425,000 (to the extent not recouped by adjustment to the Merger Consideration in Section 3.3(c)), (v) the Stock Option Plans in excess of $120,000 (to the extent not recouped by adjustment to the Merger Consideration in Section 3.3(c)) or (vi) any letter of intent or other agreement entered into by the Company or the Members prior to the date hereof and relating to the sale of the Company, its Capital Stock (including the TDC Membership Interests) or its assets; provided, however, that the Company and the Members will not be liable under Section 7.1 and clauses (i) through (v) of this Section 9.2(a) (other than with respect to a breach of any of the representations and warranties contained in Section 4.5 (Capitalization)) unless the aggregate amount of Damages exceeds $100,000 (the “Threshold”) and then from the first dollar in excess of the Threshold to the full extent of such Damages.

     (b) PetroQuest will indemnify, defend and hold harmless the Members, against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by PetroQuest and/or Merger Sub in Article V to be true and correct as of the Closing Date, and (ii) the breach of any covenant or agreement made or to be performed by PetroQuest and/or Merger Sub pursuant to this Agreement; provided, however, that PetroQuest’s liability under clauses (i) and (ii) of this Section 9.2(b) will not exceed an amount equal to the Merger Consideration (valued at $6.3346 per share with respect to shares of PetroQuest Common Stock) actually issued or paid to the Members by PetroQuest.

     (c) Notwithstanding anything herein to the contrary, as to any Member, the amount entitled to be recovered by PetroQuest from such Member pursuant to this Agreement (other than pursuant to Section 6.4) will not exceed the lesser of (X) such Member’s Pro Rata Share of such sum, or (Y) such Member’s Pro Rata Share of the Merger Consideration actually received by such Member

     Section 9.3 Procedures.

     (a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying

Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

     (b) If, within 20 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

     (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party’s sole remedy shall be to submit the dispute to binding arbitration in accordance with Section 10.12.

     (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.3(a), 9.3(b) or 9.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

     Section 9.4 Payment of Indemnification Payments. All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds. All indemnifiable Damages payable by the Members under this Article IX shall be reduced by amounts actually recovered by PetroQuest or its Affiliates under any insurance policy.

     Section 9.5 Remedies Exclusive Except as provided in Article III, Section 6.4 and Article VII, the remedies provided in this Article IX and Section 10.12 are the exclusive remedies available to one party against the other, either at law or equity, in respect of any and all matters arising out of or related to this Agreement and the transactions contemplated hereby.

ARTICLE X
MISCELLANEOUS

     Section 10.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

          (a) If to PetroQuest to:

PetroQuest Energy, Inc.
400 East Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Facsimile No.: (337) 232-0044
Attention: Daniel G. Fournerat

with a copy to:

Porter & Hedges, L.L.P.
700 Louisiana, 35th Floor
Houston, Texas 77002
Facsimile No.: (713) 226-0274
Attention: Robert G. Reedy

          (b) If to the Company, to:

TDC Energy LLC
650 Poydras Street, Suite 2050
New Orleans, Louisiana 70130
Facsimile No.: (504) 529-5541
Attention: W. D. Gibbs

with a copy to:

Liskow & Lewis
701 Poydras Street, Suite 5000
New Orleans, Louisiana 70139-5099
Facsimile No.: (504) 556-4108
Attention: Leon J. Reymond, Jr.

          (c) If to W.D.Gibbs:

W.D. Gibbs
18491 Linda’s Place
Montgomery, Texas 77316
Facsimile No.: (936) 588-2421

with a copy to:

Liskow & Lewis
701 Poydras Street, Suite 5000
New Orleans, Louisiana 70139-5099
Facsimile No.: (504) 556-4108
Attention: Leon J. Reymond, Jr.

          (d) If to John A. Melton, Sr.:

John A. Melton, Sr.
16191 Highway 40
Folsom, Louisiana 70437
Facsimile No.: (985) 796-9488

with a copy to:

Liskow & Lewis
701 Poydras Street, Suite 5000
New Orleans, Louisiana 70139-5099
Facsimile No.: (504) 556-4108
Attention: Leon J. Reymond, Jr.

          (e) If to Charles E. Richards, Jr.:

Charles E. Richards, Jr.
331 Twin River Drive
Covington, Louisiana 70433
Facsimile No.: (985) 898-4951

with a copy to:

Liskow & Lewis
701 Poydras Street, Suite 5000
New Orleans, Louisiana 70139-5099
Facsimile No.: (504) 556-4108
Attention: Leon J. Reymond, Jr.

          (f) If to Louis G. Schott:

Louis G. Schott
2025 Octavia Street
New Orleans, Louisiana 70118

with a copy to:

Liskow & Lewis
701 Poydras Street, Suite 5000
New Orleans, Louisiana 70139-5099
Facsimile No.: (504) 556-4108
Attention: Leon J. Reymond, Jr.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

     Section 10.2 Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 10.3 Expenses. TDC agrees to reimburse to PetroQuest up to $750,000 in the aggregate of the Covered Expenses.

     Section 10.4 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that PetroQuest may assign its rights and obligations under this Agreement to a wholly-owned Affiliate of PetroQuest, it being understood that such assignment will not relieve PetroQuest from its obligations hereunder. Any assignment in violation of the preceding sentence will be void ab initio.

     Section 10.5 No Third-Party Beneficiaries. Except as provided in Article IX and Section 10.4, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

     Section 10.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Louisiana, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

     Section 10.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Louisiana, in Lafayette Parish, and the federal courts in the Western District of Louisiana. Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 will be deemed effective service of process on such party.

     Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 10.9 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

     Section 10.10 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements to which each of the parties hereto are parties constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements to which each of the parties hereto are parties supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

     Section 10.11 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

     Section 10.12 Arbitration. Except as set forth in Section 6.4, any dispute between the parties hereto with respect to any claim for indemnification or otherwise arising under this Agreement shall be resolved by binding arbitration in accordance with the following provisions, provided, however, that either party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

     (a) Either party to this Agreement may submit any dispute that is subject to arbitration by giving written notice to the other party hereto. Within 30 days after receipt of such notice by such other party, the parties hereto shall mutually select an arbitrator experienced in the Gulf Coast oil and natural gas industry. If the parties are unable to agree upon such selection within such 30 days, then either party may, upon at least five days prior written notice to the other party, request the American Arbitration Association to appoint the arbitrator. The American Arbitration Association may thereupon appoint the arbitrator. The arbitrator shall be impartial and unrelated, directly or indirectly, so far as rendering of services is concerned to either of the parties or any of their respective Affiliates. The arbitration shall be conducted in Lafayette, Louisiana in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided in this Section 10.12, and the arbitrator shall be paid on an hourly basis, except as otherwise mutually agreed.

     (b) The arbitrator shall investigate the facts and may, in his or her discretion, hold hearings, at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross-examination. The arbitrator shall render a written decision on the matter presented as soon as practicable after his or her appointment and in any event not more than 90 days after such appointment. The decision of the arbitrator, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the arbitrator shall fail to render a decision within such 90-day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses incurred in connection with the arbitration, and the fees and costs of the arbitrator shall be borne by the nonprevailing party unless, in either case, the arbitrator for good cause determines otherwise. In resolving any dispute, the arbitrator shall apply the provisions of this Agreement and applicable law, without varying therefrom in any respect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

[Remainder of page intentionally left blank.]

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PETROQUEST ENERGY, INC.

By:	/s/ Michael O. Aldridge

Name:	Michael O. Aldridge

Title:	SVP, CFO & Treasurer

TDC ACQUISITION SUB LLC

By:	/s/ Michael O. Aldridge

Name:	Michael O. Aldridge

Title:	SVP, CFO & Treasurer

TDC ENERGY LLC

By:	/s/ W. D. Gibbs

Name:	W. D. Gibbs

Title:	President

MEMBERS:

/s/ W. D. Gibbs

W. D. Gibbs

/s/ John A. Melton, Sr.

John A. Melton, Sr.

/s/ Charles E. Richards, Jr.

Charles E. Richards, Jr.

/s/ Louis G. Schott

Louis G. Schott

[Signature page for Agreement and Plan of Merger]